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                     4-B Rental Pooling and Agency Agreement



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                       RENTAL POOLING AND AGENCY AGREEMENT

         THIS AGREEMENT, dated this day of ___________, 19__, is between WILDERNESS DEVELOPMENT CORPORATION, a Wisconsin corporation, (the "Company") and the condominium unit owner whose name and address are set forth below ("Owner", or one of the "Owners" when referred to collectively with all of the condominium unit owners that have entered or will enter into this Agreement with the Company).

                                    RECITALS

         WHEREAS, Owner has purchased a certain condominium unit known as Unit #_______ of the Wilderness Hotel Condominium (the "Unit", or one of the "Units" when referred to collectively with all of the condominium units to be operated by the Company pursuant to this Agreement), including an undivided interest in certain common elements, in a portion of a resort known as Wilderness Hotel & Resort (the "Wilderness Hotel & Resort"), in Sauk County, Wisconsin, which houses 133 hotel condominium units (the "Condominium Hotel Project"). Owner desires to have the Unit managed as a hotel condominium unit by the Company when Owner is not personally occupying the Unit, which personal use is subject to the terms of this Agreement. The purpose of this Agreement is to provide for the proper rental and management of the Unit(s) in connection with the Company's and/or its affiliate companies' (as defined herein), operation of the entire Wilderness Hotel & Resort as a resort hotel; and to accommodate this objective each initial Owner of a Unit is required to enter into this Rental Pooling and Agency Agreement (the "Agreement") in connection with his/her purchase of a Unit; and

         WHEREAS, the Owner(s) desire to place the Unit in one of seven (7) different rental pools (the "Rental Pools") segregated pursuant to the Unit type, as described herein. The Units which comprise each Rental Pool are to be operated and managed by the Company. The parties hereto desire this Agreement to establish the seven (7) Rental Pools.

                                    AGREEMENT

         In consideration of the foregoing and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

              Creation, Management and Control of the Rental Pools

                  1.1 Description Of The Rental Pool.

         Each Owner and all Transferees of a Unit shall be required to enter into this Agreement. By the execution of this Agreement, the Company is hereby appointed agent and attorney-in-fact for the Owner(s) in the rental operation and management of the Owner's Unit as a hotel accommodation. Under this Agreement the Owners will share in the net rental income from the rental of all of the Units participating in that Unit's Rental Pool ("Net Rental Income") . There are seven (7) specific Rental Pools in the Hotel Condominium Project. Each individual Rental Pool is made up of similar Units and each Rental Pool is more particularly described below:



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

====================================================================================
 NAME OF         TYPE OF       Number of Units in Rental Pool       Description
   POOL          UNIT IN
                  POOL
------------------------------------------------------------------------------------
  Pool A         A, A-1                      38                     One Room
------------------------------------------------------------------------------------
  Pool B         B, B-1                      19                     One Room/Loft
------------------------------------------------------------------------------------
  Pool C         C, C-1                      40                     One Bedroom
------------------------------------------------------------------------------------
  Pool D         D, D-1                      20                     One Bedroom/Loft
------------------------------------------------------------------------------------
  Pool E            E                        8                      Master Bedroom
------------------------------------------------------------------------------------
  Pool F            F                        4                      Three
                                                                    Bedroom/Loft
------------------------------------------------------------------------------------
  Pool G           G/H                       4                      One/Two
                                                                    Bedroom(s)
====================================================================================


         1.2 Agency. Owner hereby appoints the Company his exclusive agent for the proper rental, management and operation of the Unit(s) and the Rental Pools, and hereby retains the Company to perform all of the services herein contemplated and the Company hereby agrees to discharge these duties, all in accordance with the terms and conditions set forth in this Agreement.

         1.3 Power and Authority of the Company. The Company shall have full power and authority to take all actions and to do all things reasonably necessary or desirable for the proper, efficient and economical management and operation of all of the Units in the Hotel Condominium Project. The Company shall determine the marketing and operating programs, policies and procedures to be followed in connection with the Rental Pools, all in accordance with the provisions of this Agreement and to the end that the Units will be maintained and operated in a business like manner with a goal of reasonable profitability. Except as otherwise specifically provided in Section 1.4, the Company shall have total discretion and control in all matters relating to the rental and marketing policies for the Units and for their management, operation and maintenance; and in connection therewith Owner hereby authorizes and appoints the Company as his/her attorney-in-fact and agent to execute and deliver on his/her behalf transient hotel rental arrangements for his/her Unit; to demand, receive and receipt for the rent payments thereunder; and to exercise all other rights, powers and authority granted to the Company hereunder, including without limitation the power and authority to do all of the following:

             (a) To operate and manage each of the Units and Rental Pools, and to enter into agreements with others with respect to such management and operation, which agreements shall contain such terms, provisions and conditions as the Company deems, in its absolute discretion, to be advisable and in the best interest of all of the Owners of Units in the Hotel Condominium Project;



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             (b) To acquire, hold, sell, lease or otherwise dispose of any personal property connected with the Units and the Company's rental operation of the Units, including the purchase, lease, maintenance, exchange, trade or sale of such properties at such price, rental amount, for cash, securities or other property, and upon such terms as the Company deems appropriate;

             (c) To make or cause to be made all repairs or to perform or cause to be performed such maintenance as the Company deems necessary to maintain the interior walls of the Unit(s) and all furniture furnishings, fixtures, machinery and operating equipment located in, on or about the Unit(s) in satisfactory condition for transient hotel rental to third parties;

             (d) To maintain or cause to be maintained all common elements of the Hotel Condominium Project that are used in connection with the rental operation of the Units in good condition;

             (e) To control or cause to be controlled (i) the use and operation of all the common areas and physical facilities of the Hotel Condominium Project to assure the efficient rental of the Units (i.e., all housekeeping closets and hotel supply storage areas), and (ii) the use and operation of all recreational amenities in the common areas to assure the best use by Owners and guests alike and to insure maximizing Net Rental Income with the beneficial use of the recreational amenities;

             (f) To arrange for all advertising and promotion of the rental accommodations of the Hotel Condominium Project, in accordance with other marketing being done for the benefit of the Wilderness Hotel & Resort, as the Company deems advisable;

             (g) To establish from time to time such rates for third parties' transient hotel rental of the Unit(s) as the Company may deem appropriate;

             (h) To employ persons, agents and contractors in the rental operation and management of the Unit(s), including but not limited to, supervisory managing agents, building management agents, rental agents, marketing representatives, security personnel and insurance brokers, on such terms and for such compensation as the Company deems appropriate;

             (i) To employ persons to perform legal and independent auditing services in connection with the rental operation and management of the Units and to provide services in connection with the preparation and filing of any tax returns required in connection with the Rental Pools;

             (j) To purchase from others such public liability, innkeeper's, fidelity and other insurance as the Company deems advisable, appropriate or convenient for the protection of the Units, or the equipment used in connection with the rental operation of the Units or for any purpose convenient or beneficial to the rental operation of the Units;

             (k) To defend, settle or otherwise dispose of litigation with any third party relating to the rental operation of the Units;



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             (l) To place record title to, or the right to use, the Hotel
Condominium Project's assets (acquired in connection with the rental operation of the Units) in the name or names of a nominee or nominees for any purpose convenient or beneficial to the rental operation of the Units;

             (m) To incur charges with respect to bank accounts maintained and expenses relating to the purchase of supplies, materials, equipment or similar items used in connection with the rental operation of the Units;

             (n) To borrow up to an aggregate of $100,000 principal outstanding at any one time as may be required for the maintenance and operation of the Units and to secure the repayment of such borrowing by pledging or otherwise encumbering all or any part of the Gross Room Revenues (as defined in Section 3.1(a)) and to refund, refinance, modify, consolidate or extend the maturity of any indebtedness created by such borrowing, or any pledge, encumbrance or other security device, all upon such terms as the Company deems appropriate;

             (o) To, at the Company's sole and absolute discretion, lend money to the Owners as a group; provided, however, that if the Company makes any such loan or loans, the amount of any such loan shall be treated as a joint liability of the Owners and shall be repayable upon such terms and conditions and shall bear interest at such rate of interest as shall be reasonable under the circumstance;

             (p) To enter into such agreements, contracts, documents and instruments with such parties and to give such receipts, releases and discharges with respect to all of the foregoing and matters incidental thereto as the Company may deem advisable, appropriate or convenient; and

             (q) Perform any and all other legal acts to ensure the proper establishment and management of the Units in the Rental Pools.

             1.4 Limitations on the Company's Power and Authority. The Company shall not do any of the following:

             (a) Do any act in contravention of this Agreement;

             (b) Do any act which would make it impossible to carry on the rental pooling program contemplated hereunder;

             (c) Possess or assign rights in any property acquired in connection with the rental operation of the Units for other than proper purposes relating to the rental pooling program;

             (d) Permit a creditor who makes a non-recourse loan to the Owners as a group, or to the Company in connection with its rental operation of the Units, to have or acquire, at any time as a result of making the loan, any direct or indirect interests in the profits, capital or property of the rental pooling program established pursuant to this Agreement, other than as a secured creditor.



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             1.5 General Duty of the Company. The Company agrees to use its best efforts to manage and control the rental operation of the Units and Rental Pools and shall devote such time and effort thereto as the Company shall deem necessary. In connection therewith, the Company shall perform any and all functions, acts, and things that, in its sole discretion, are reasonably necessary or desirable for the proper, efficient and economical management and operation of the Units and for the protection of Owners' and the Company's interests and rights therein. These duties and responsibilities shall include, without limitation, the provision of management and sales supervision and training, and accounting and management control of the Units, and the proper promotion of the rental accommodations of the Hotel Condominium Project to the general public.

                                    ARTICLE 2

                            Use of Condominium Units

             2.l Availability. Except as set forth in Section 2.2 below, Owner shall make his/her Unit available at all times for occupancy by third parties as hotel rental accommodations in connection with the operation of the Hotel Condominium Project. Other than as set forth in Section 2.2 below, the Owner shall not have the right to occupy any Unit in the Hotel Condominium Project, including the Unit owned by Owner, except upon the same terms and conditions and subject to the same rules and regulations as the general public. Furthermore, Owner shall not have the right to rent his Unit to anyone but shall only be permitted to allow specified guests to occupy his Unit pursuant to Section 2.2 below and all other hotel transient rental arrangements shall be made and managed by the Company.

             2.2 Use by Owner. Owners shall have the right to use the Unit he/she has purchased or other Units in the Hotel Condominium Project upon the following terms and conditions:

             (a) Personal Use Nights. In addition to all other rights and obligations available to a Unit Owner, he/she and/or his/her assigns may use any Unit within an Owner's own Rental Pool for a total of ten (10) nights during any one (1) calendar year ("Personal Use Nights"). Such Personal Use Nights shall not be allowed from June 10th through Labor Day. Further, all Personal Use Nights shall be subject to availability within Owner's own Rental Pool. An Owner's Personal Use Nights shall be free of any rental charge whatsoever, except: for any telephone charges; charges to the room during the Owner's stay at the Wilderness Hotel & Resort; recreation fees or charges at the Wilderness Hotel & Resort; any extraordinary wear and tear and/or damage to any Unit and/or the furnishings contained therein; and any other charge or fee not incidental to actual rental charge normally due from the occupant of a hotel room within the hotel industry. In the event an Owner owns a Unit for less than a full calendar year, the number of Personal Use Nights shall be prorated on the basis of ten
(10) Personal Use Nights per 365 days. In the event a Personal Use Night is to be prorated in any given year, resulting in a number of days containing a fraction, then the number of Personal Use Nights will be rounded up to the next highest whole number. Any use shall be subject to the terms of this Agreement and all rules and regulations of the Hotel Condominium Project and the Wilderness Hotel & Resort. Notwithstanding anything contained herein to the contrary, Personal Use Nights must be used during a calendar year or the right to use the Personal Use Night shall expire on



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December 31 of that certain calendar year. As a result, no Personal Use Nights can be accumulated from year to year.

             (b) Unit Inside an Owner's Rental Pool.

             In addition to the Owner using ten (10) Personal Use Nights and at any time during the year, in the event on the day of the Unit Owner's check in, at 10:30 p.m., each and every Unit in an Owner's Rental Pool is not rented, an Owner, on a "first come first serve" basis, may rent that Unit for 25% of the lowest available rental rate for that Unit taking into consideration the time of year, other discounts being offered and similar considerations. This charge of 25% of lowest available rental rate shall not be considered Gross Room Revenue for purposes of the Rental Pool. Rather, the sums shall be paid to the Company as an administrative fee to cover reasonable costs associated with renting the Unit for that night. Any amount charged to the Owner for his/her occupancy will be deducted from the Owner's hotel account unless Owner elects to pay upon check out. In addition to amounts charged Owner for occupancy, Owner shall be charged for any normal and actual telephone costs or extra ordinary maintenance costs associated with Owners occupancy.

             (c) Unit Outside an Owner's Rental Pool. In addition to the Owner using the ten (10) Personal Use Nights and at any time during the year, in the event each and every Unit in an Owner's Rental Pool is rented for a given night, an Owner may occupy any of the Units in the Hotel Condominium Project at the lowest available rental rate for that Unit, taking into consideration the time of year, other discount rates then being offered, and similar considerations. Seventy-five percent (75%) of the published rental rate is typical of the lowest available rate given by resort hotels to various types of groups or repetitive business, except during peak holiday periods. The terms and conditions of an Owner's reduced rate occupancy of a Unit with respect to reservations, cancellations and occupancy shall be identical to the terms and conditions imposed on any other guest of the Wilderness Hotel & Resort. Any amount charged for an Owner's occupancy will be deducted from Owner's hotel account unless Owner elects to pay upon check out. In addition to amounts charged Owner for occupancy, Owner shall be charged for any normal and actual telephone costs or extra ordinary maintenance costs associated with Owners occupancy.

             (d) Restriction on Rental. An Owner, may not rent his/her Unit to others independent of the Company's rental operation of the Units and the Rental Pools. Further, an Owner can block off and reserve the use of his/her Unit any time prior to that Unit being reserved by a member of the general public, but rate will not be determined until the morning after the Unit Owner's arrival at the Wilderness Hotel & Resort, unless Owner is using one of his/her ten (10) Personal Use Nights.

             (e) Notification of Intent to Occupy. Owner shall not have the right to use a Personal Use Night on any specific day pursuant to the terms of this Agreement unless he/she shall make a reservation with the reservation clerk for the Wilderness Hotel & Resort and the Unit(s) has not been reserved for occupancy on such days. Similarly, if an Owner wishes to allow a specified guest to occupy his/her Unit during all or any of the Owner's Personal Use Nights, Owner must make a reservation as provided above, together with a written memorandum signed by Owner stating his consent to the Personal Use Nights being used by the specified



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guest. Owner may cancel any Personal Use Night reservation seventy-two (72)
hours prior to date of arrival, and pay a Ten Dollar ($10.00) cancellation fee; provided, however, that if the notice of cancellation is received less than seventy-two (72) hours prior to the date of arrival, the Owner, for the purposes of determining the number of Personal Use Nights used, shall be deemed to have occupied the Unit for the period specified in his/her reservation unless the Company shall actually obtain a rental of the Unit during that period.

             (f) Manner of Use. An Owner's Unit may be occupied on a Personal Use Night by any Owner or specified guest. Only Owner or his spouse shall be granted discount rates for their use of other categories of Units in the Hotel Condominium pursuant to paragraphs 2.2(b) and 2.2(c), and only to the extent other discount rates are then available to group or repetitive business. At any time a Unit is used by Owner, his/her spouse, or specified quests, whether being a Personal Use Night, at a discount rate or otherwise, the user or users shall comply with all Hotel rules and regulations with respect to their use of the Unit and Hotel Condominium Project and Wilderness Hotel & Resort facilities. The Personal Use Nights and/or discount rates, as the case may be, shall be available to the Owner, spouse, or specified guest on a basis of one per Unit owned by the Owner. By way of example, an Owner of one Unit using a discount rate or Personal Use Night shall be entitled to use only one Unit on that specific night. Any other Unit rented by the Owner spouse or specified guest shall be at full rack rate.

                                    ARTICLE 3

                           Compensation of the Company

             3.1 Management Fee. Owner shall pay the Company a "Management Fee" of thirty five percent (35%) of the Gross Room Revenues allocated to his/her Hotel account. "Gross Room Revenues" are all revenues and income actually received from the rental of all of the Units, whether on cash or credit, less cash and credit refunds; sales and rooms taxes collected from guests or customers; insurance proceeds other than from rent or business interruption insurance; gains on the sale or disposition of equipment used in the rental pooling operations; any reversal of any contingency or sales or room tax reserve; and any commissions received from booking ground tours or other miscellaneous income generated in connection with the Company's operation of the Rental Pools. Gross Room Revenues shall not include revenues from the other operations of the Hotel Condominium Project such as food, beverages, meeting space, vending machines and coin operated gaming machines, all of which shall be provided by the Company and/or its Affiliates and all proceeds of which shall flow to the Company and/or its Affiliates which provided the service.

             3.2 Overhead Expenses. The Management Fee shall be deemed in part to constitute reimbursement to the Company for costs and expenses incurred by the Company for services which are performed by personnel located at its corporate headquarters, which services include executive supervision, management, consulting, policy making, corporate finance, personnel and employee relations and benefit administration, legal services, research and development not otherwise allocated among specific matters in the Company's operation, and the services of its technical, operational and marketing experts making periodic inspection and consultation visits to the Hotel Condominium Project.



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             3.3 Extraordinary Direct Expenses. In addition to the Management
Fee, Owners shall reimburse the Company for any extraordinary direct expenses incurred by it in connection with its operation and management of the Units. Extraordinary direct expenses shall include, but not be limited to, expenses incurred by the Company for travel, telephone, entertainment, legal and accounting services, and the like, to the extent the expense is outside the ordinary course of business, all of which shall be documented as relating directly to the Company's performance of its obligations under this Agreement.

             3.4 Compensation Treated as Expense. All compensation due to the Company, including the Management Fee and direct extraordinary expense reimbursement, shall be treated as a Room Operating Expense and charged proportionately to each Owner's Hotel account according to the provisions of
Section 4.2(c). The Management Fee and direct extraordinary expense reimbursement shall be payable to the Company monthly in arrears.

                                    ARTICLE 4

                        Sharing of Revenues and Expenses

             4.1 Rental Pool.

             (a) Proposed Rent. The Company, in its sole discretion, shall charge a fair, reasonable and competitive rental rate for the Unit(s), taking into consideration the Unit's location, its conveniences and amenities and the size of the Unit and the Wilderness Hotel & Resort's class and atmosphere. The rent schedule for all Units in the Hotel Condominium Project shall be published on a regular basis and, except for rental adjustments made at the Company's discretion for group or long-term occupancy, and reduced-rate or complimentary accommodations granted at the Company's discretion for purposes the Company deems advisable and to the benefit of the Hotel Condominium Project, the rent charged for the Units in the Hotel Condominium Project shall be in accordance with the rates so published.

             (b) Revenue Allocation. The Gross Room Revenues received from all of the Units shall be pooled according to the Rental Pool breakdown and the Company shall allocate monthly to Owner's Hotel account an amount equal to the Gross Room Revenues of the Unit's Rental Pool for the prior month divided by the number of Units in the Rental Pool.

             4.2 Operating Expenses.

             (a) Room Operating Expenses. The "Room Operating Expenses" generally include all costs, charges and expenses attributable to the operation of all of the Units in a specific Rental Pool and each separate Rental Pool as hotel accommodations, including without limitation the compensation paid to the Company pursuant to Sections 3.2 and 3.4; the salaries, payroll rates and employee benefits of all Hotel Condominium Project personnel providing services in connection with the rental operation of the Units (i.e., managers, assistant managers, bookkeepers, reservation clerks, maids and room service employees, and the like); costs of linen and laundry service; costs of guest supplies; advertising and promotional expenses, including salaries, payroll rates and employee benefits of sales personnel; reasonable travel expenses of the Company's personnel; costs of office supplies



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and equipment, including postage and long distance telephone charges; fees and commissions paid to travel agents and hotel representatives; any and all reserves required to replace any improvements at the Hotel Condominium Project, credit card commissions; bad debt losses; expenses of repair, maintenance and refurbishment of office, reception, housekeeping and maintenance areas; expenses of repair, maintenance and refurbishment of Unit furnishings, fixtures, equipment and household items; costs of utilities; that certain access and use fee to be paid pursuant to that certain access and use agreement dated ____________ by and between the Association and the Company and its affiliated entities (the "Access and Use Agreement"); computer bookkeeping and accounting expenses; and fees for legal and other professional services. The Room Operating Expenses also include the cost of thorough periodic cleaning and repair of the Units and their furnishings, which maintenance, cleaning and repair shall be done by the Company to the extent feasible on a rotating basis so as to maintain all Units in proper condition for their rental use. Room Operating Expenses do not include the charge for fire, casualty and liability insurance purchased through the Association; Association charges, fees and assessments; property taxes, or mortgage payments attributable to any Unit, all of which each Owner shall pay directly or through the Association.

             (b) Shared Expenses. Though Room Operating Expenses shall not include any portion of the operating expenses of the Hotel Condominium Project that are attributable to the commercial operations in the Hotel Condominium Project and/or by Wilderness Hotel & Resort (i.e., the operation of food beverage and conference facilities, and the like), certain costs, charges and expenses will be incurred by the Company that are attributable to the Unit rental operations and the other commercial operations in the Hotel Condominium Project, including but not limited to the operation, maintenance, repair and replacement of the recreational and public areas (including parking facilities) of the Wilderness Hotel & Resort. The Company shall conclusively allocate to Room Operating Expenses, in a reasonably equitable manner, a portion of such shared expenses.

             (c) Allocation. The Company shall allocate monthly to Owner's Hotel account an amount equal to the aggregate of all Room Operating Expenses attributable to the Owner's Rental Pool divided by the number of Units in the Owner's Rental Pool.

             4.3 Distributions or Assessments.

             (a) Distributions. "Net Rental Income" shall be the amount of Gross Room Revenues remaining in Owner's Hotel account after deducting his share of the Room Operating Expenses. Within 30 days after the end of each calendar quarter, the Company shall make distributions to Owner of his Net Rental Income, less any deduction made pursuant to Sections 2.2(a) and 2.2(b) for Owner's occupancy and less any deductions made pursuant to Section 4.4 for Association fees, charges and assessments. The Company may also retain from these quarterly distributions an amount that it deems reasonably necessary to maintain an adequate working capital reserve, which reserved amount from all Units shall never exceed $200,000.

             (b) Assessments. If Owner's share of the Gross Room Revenues for any month is less than his/her share of the Room Operating Expenses, or if there is a negative



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balance in his/her Hotel account after deducting any Owner occupancy or
Association charges and any capital reserve amount, the Company shall assess the Owner for the deficit amount, which assessment shall be payable promptly upon Owner's receipt of the billing. If Owner shall fail to pay the deficit assessment within 30 days after the billing date, Owner shall be charged a late fee equal to interest on the assessed amount from the expiration of such 30 day period until paid in full at the published prime rate at Firstar Bank plus 4 percentage points. All future Net Rental Income attributable to the Unit shall be retained by the Company until all deficit assessments plus interest are paid in full. Furthermore, to secure payment of all sums due the Company hereunder, the Company shall have a lien on the Owner's Unit, all interests of Owner therein, all revenues produced therefrom and Owner's furniture and equipment located therein. Upon demand by the Company, Owner shall execute such documents as the Company deems necessary to evidence and record such lien.

             4.4 Payment of Association Charges, Assessments and Fees. For the convenience of Owner and to facilitate the operation of the Wilderness Hotel Condominium Association (the "Association"), Owner hereby authorizes the Company to pay to the Association out of Owner's quarterly distributable income all fees and unpaid charges and assessments due from Owner to the Association. If, in the sole discretion of the Company, the Association shall fail to maintain the common elements of the Hotel Condominium Project in such condition as to promote and enhance the rental of the Units, the Company may withhold from the sums payable to the Association, and expend such sums as are necessary to maintain and repair the common elements so as so to promote and enhance the rental of the Units. Maintenance includes security and protection for the lives and property of the Owners and rental guests.

                                    ARTICLE 5

                                   Accounting

             5.1 Books of Account. The Company, and any persons or entity performing any of the Company's duties hereunder, shall keep complete books and records covering the rental operations of the Units, and an ownership register showing the names and addresses of each Owner and the number of Units held by each of them, all of which shall be maintained at the Company's corporate headquarters. Owner shall have the right of access to and inspection of these books and records at all reasonable times. The Company shall cause the books and records to be kept in accordance with accounting principles customary to the hotel industry, applied in a consistent manner and reflecting all rental transactions, including specifically all transactions relating to Room Operating Expenses and to the rental or occupancy of the Units.

             5.2 Accounting Reports. Promptly after the end of each calendar year, the Company shall deliver to Owner an audited annual report containing a complete statement of income and expenses for the Rental Pool rental operations for that calendar year, together with a statement showing the amounts allocated to or against the Owner's Hotel account during such year, all as certified to by a certified public accountant selected by the Company. The cost of the preparation of these statements shall be charged proportionately to Owner as



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a Room Operating Expense. The Company shall also prepare annually a rental operations budget for the ensuing 12 month's income and expenses, a copy of which shall be furnished to Owner upon receipt of his written request.

                                    ARTICLE 6

                          Taxes, Insurance and Banking

             6.1 Taxes. The Company shall not be liable for any federal or state income or corporate excise taxes attributable to income earned by, or paid to, Owner under this agency arrangement, or Owner's ad valorem personal and real property taxes. The Company will, however, collect and pay to the appropriate entity any sales tax or room tax assessed and levied by any governmental body, which tax shall be added separately to the room rate and collected in addition to the room rental charges.

             6.2 Insurance. To the extent not already provided by the Association, the Company shall obtain and maintain such public liability, property damage, automobile, innkeepers, garagemens, casualty and other insurance in such amounts and upon such terms as the Company shall deem advisable. Owner(s) and/or the Association on behalf of the Owners shall be named as an additional insured. The Company also may obtain and maintain an insurance policy covering the Furnishings (as defined in Section 9.1) in all the Units. The premiums paid for these insurance policies shall be charged proportionately to the Owner(s) as Room Operating Expenses.

             6.3 Banking. The Company shall cause all funds from the rental operation of the Units to be deposited in a separate bank account or accounts as shall be determined by the Company. All withdrawals therefrom shall be made upon checks signed by any person authorized by the Company to sign them.

                                    ARTICLE 7

                               Board of Directors

             7.1 Board of Directors. The Owners shall select, at their annual meeting of the Association, three (3) of their number to act as the Board of Directors (the "Board") and to interact with the Company in the operation of the Rental Pools and to discuss with the Company any suggestions the Owners may have given the Board in connection with Hotel Condominium Project matters generally. An executive officer of the Company and the Hotel Condominium Project general manager shall meet with the Board at least quarterly at the Hotel Condominium Project upon the request of the Board. The actions of the Board shall be advisory only and not binding, and nothing herein shall be construed as giving the Owners, either collectively or individually, any right to control or to interfere in any manner with the Company's operation of the Units or the Hotel Condominium Project. Any and all



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complaints, suggestions and comments of any Owner shall be directed to the
Company by and through the Board.

                                    ARTICLE 8

                                      Term

             8.1 Term.

             (a) Commencement. The agency created under this Agreement shall commence on the date hereof and, except as provided in subsection (b) below, shall continue indefinitely.

             (b) Termination. (i) At any time after 20 years following the date the first completed Unit is placed under the Company's rental management pursuant to this Agreement as entered into by one of the Owners (the "First Management Date"), the Owners may, as a group, terminate this Agreement as entered into by each of them if at a meeting called for the purpose of such termination, the motion is passed by a two-thirds vote of all of the Owners. Such termination shall be effective at the end of the third full calendar month following such meeting. A meeting for the purposes of terminating this Agreement by all Owners may be called by the Condominium Association or by Owners owning more than one third of the Units in the Hotel Condominium Project. THE OWNERS, BY THEIR EXECUTION OF THIS AGREEMENT, HEREBY ACKNOWLEDGE AND AGREE THAT THE TWENTY (20) YEAR TERM OF THIS AGREEMENT IS COMMERCIALLY REASONABLE. IN THE EVENT THE TWENTY (20) YEAR TERM IS EVER DETERMINED TO BE COMMERCIALLY UNREASONABLE, THEN THE TERM OF THIS AGREEMENT SHALL BE MODIFIED TO A TERM DEEMED TO BE COMMERCIALLY REASONABLE AND THE REMAINDER OF THIS AGREEMENT SHALL NOT BE MODIFIED AND SHALL REMAIN IN FULL FORCE AND EFFECT. FURTHER, THE OWNER, BY HIS/HER EXECUTION OF THIS AGREEMENT, ACKNOWLEDGES AND AGREES THAT HE/SHE HAS RECEIVED ADEQUATE CONSIDERATION FROM THE COMPANY AND ITS AFFILIATES BY VIRTUE OF THE BENEFITS AND RIGHTS RECEIVED UNDER THE ACCESS AND USE AGREEMENT.

             (ii) At any time after 3 years following the first management date, the Company may, for any reason, upon 90 days prior written notice to Owner, withdraw as agent hereunder and thereby terminate this Agreement. Such withdrawal and termination may be given to Owner individually or to all of the Owners, and shall be effective at the expiration of the 90 day notice period.

             (iii) This Agreement shall automatically terminate, as to a specific Owner only, upon the bankruptcy, insolvency or dissolution of an Owner, or upon the death of Owner provided, however, that (A) if Owner is two or more people owning a Unit as Joint tenants or tenants by the entirety, then this Agreement shall terminate upon the death or bankruptcy of the last surviving tenant; and (B) if Owner is two or more people or entities owning a Unit as tenants in common, then this Agreement shall terminate upon the death,



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bankruptcy, insolvency or dissolution of the persons or entities owning more than a 50% interest in the Unit on a cumulative basis.

             (iv) This Agreement shall automatically terminate, as to a specific Owner, upon the conveyance or other transfer of Owner's title to his Unit, whether by sale to a third party, foreclosure by a mortgagee or otherwise.

             (v) Any termination of this Agreement shall be subject to any then existing Unit rental reservations. An Owner shall receive a refund of his pro rata share of the balance in the reserve accounts established, if any, pursuant to Sections 4.3 and 9.3.

             (vi) In the event the Owners terminate this Agreement by a vote of the Owners pursuant to paragraph 8.1(b)(i), then the consideration granted to the Owners as described herein (i.e., the rights and benefits granted the Owners under the Access and Use Agreement) shall be rescinded and of no further force and effect. In that event, all Owners, their successors or assigns shall have no further rights to use the amenities at the Wilderness Hotel & Resort.

                                    ARTICLE 9

                         Furniture and Fixtures Reserve

             9.1 Maintenance of Furnishings. During the term of this Agreement the Unit's interior, the furniture, furnishings, fixtures, equipment and household items (collectively the "Furnishings") and the limited common elements, including utility and plumbing systems located within Owner's Unit, shall be maintained by the Company as it deems appropriate for the Unit's use as a hotel accommodation. The cost and expense of replacement or repair of the Unit's interior, its limited common elements or the Furnishings that may be lost, stolen, damaged or destroyed during any third party's rental of the Units shall be a Room Operating Expense.

             9.2 Ownership of Furnishing. In connection with Owner's purchase of the Unit, he obtained an original Furnishings package containing the number, type and quality of Furnishings for the Unit that meet the standards established by the Company for all the Units in the Hotel Condominium Project. These original Furnishings and all replacement Furnishings for the Unit shall remain Owner's separate property. To maintain the Unit's suitability for hotel rental, Owner may not alter his Unit as initially furnished without the prior written consent of the Company.

             9.3 Furnishings Reserve. A common reserve of $300,000 will be established by the Company from which repairs and maintenance of Furnishings will be paid as needed and without regard to individual Owner's contributions thereto. This common reserve will be initially funded through a monthly charge equal to four percent of Gross Room Revenues, to be proportionately charged to each Owner's Hotel account as a Room Operating Expense. Once established, the reserve funds shall be replenished as needed through assessments charged by the Company, in a reasonably equitable manner, to each Owner as an additional Room Operating Expense. Similarly, if the Company determines that the reserve is



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inadequate at any time to maintain the quality of the Units as hotel accommodations, the additional needed funds will be assessed to each Owner as an additional Room Operating Expense.

                                   ARTICLE 10

                                   Assignment

             10.1 Consent to Assignment. The Owner shall not assign this Agreement without the written consent of the Company. The Company may, from time to time, without Owner's consent, assign all or a substantial amount of its duties, functions and discretions under this Agreement to any recognized hotel management chain, an affiliate entity of the Company, or to a business entity specifically formed to operate the Hotel Condominium Project.

             10.2 Agency With Transferee. Upon the sale or other disposition of the Unit, the transferee of the Unit may negotiate a new rental pooling and agency agreement (the "New Agreement") with the Company. If the New Agreement is on substantially the same terms as this Agreement, the parties shall be free to enter into the New Agreement. If however, the New Agreement is upon terms that differ from the terms of this Agreement, the Company shall not enter into the New Agreement until it has received a consent to the New Agreement from two-thirds of the Owners. To obtain the Owners' consent, the Company shall deliver to each Owner a written request for the Owner's consent, which request shall identify the terms in the New Agreement that differ from this Agreement. Each Owner shall be deemed to have consented to the New Agreement unless, within 15 days after the Company delivers the request, the Owner delivers to the Company a written denial of consent to the New Agreement. If more than one third of the Owners deliver to the Company a denial of consent to the New Agreement, the Company shall not enter into the New Agreement with the transferee. The purpose of the consent provision is solely to preclude the Company from gradually changing the terms and conditions of this Agreement without Owners approval.

                                   ARTICLE 11

                                  Miscellaneous

             11.1 Competing or Related Businesses. The Company (and any person or entity affiliated with the Company, including any officer or director of the Company or of any such affiliated entity) and Owner may acquire real properties for their own account, or engage in the acquisition, development, operation or management of real estate on behalf of other partnerships, joint ventures, corporations or other business ventures formed by them or in which they may have an interest, including without limitation, business ventures similar to, related to or in direct or indirect competition with the rental operations of the Hotel Condominium Project. Owner shall not have any right by virtue of this Agreement in or to such other business ventures or income or profits derived therefrom.



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             11.2 Conflicts of Interest.

             (a) Additional Employment. The fact that Owner or the Company, or any person or entity affiliated or related thereto, is employed by, or is directly or indirectly interested in or affiliated or connected with, any person, firm or corporation (a) employed by the Company, in connection with the Unit rental operations, to render or perform management or other services of any kind, or (b) from or to whom the Company may buy, sell, lease or otherwise acquire or dispose of any property which the Hotel Condominium Project, in connection with the Unit rental operations, may have or desire to have an interest in, shall not prohibit the Company from employing such person, firm or corporation, or from otherwise dealing with the same. Owner shall not have any rights in or to any income or profits derived from any such employment or other dealings by any such person, firm or corporation. It is expressly understood, however, that any such employment or other dealings shall be on terms not less favorable to the Unit rental operations than the terms for comparable services or transactions reasonably available from unrelated persons, firms or corporation.

             (b) Conflicts Within Hotel Management. The Company will act as agent for the Owners under this Agreement. During the development stage of the Units, the Company will control the board of directors of the Association. The Company intends to enter into a contract with the Association for the management, operation and maintenance of the common areas controlled by the Association. The Affiliates of the Company will own and operate the Wilderness Hotel & Resort. The officers and directors of the Company are also officers or directors of Wild Golf, Inc., Wilderness Hotel & Resort, Inc. and WILBAR, Inc. and have been involved directly with the development and promotion of the Wilderness Hotel & Resort and may be involved, directly or indirectly, in the operation of the Units. Accordingly, the Company may have conflicts of interest with regard to: (1) its services to be performed for the Owners under this Agreement and for the Association under a common areas management agreement; (2) the remuneration to be paid for providing such services; (3) its relationship as manager of the common areas for the Association, and its initial control of the board of directors of the Association; and (4) the manner in which the obligations of the Wilderness Hotel & Resort management and the Association have to one another are performed.

             (c) Conflicts Within Wilderness Hotel & Resort. Wilderness Hotel & Resort, Inc., Wild Golf, Inc. and WILBAR, Inc. (collectively the "Affiliates") currently operate and perform management services for the Wilderness Hotel & Resort. The Company and its Affiliates intend to develop, market and manage, in the future, other hotels, condominiums, or hotel-condominium projects, to organize condominium or homeowners' associations for the operation of such projects, to designate its employees as temporary directors for such associations and to act as rental agent and managers for the owners of units in such projects. The existing Wilderness Hotel & Resort and future projects at the Wilderness Hotel & Resort will be in competition with the Units for rental accommodation.

             (d) Company Policies. The Company and its Affiliates have adopted the following policies with respect to the conflicts of interest set forth above, however, these policies may be varied if circumstances change:



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             (i) Transactions Within Hotel Management. The Company will provide rental management services for the Units under this Agreement. The Company intends to enter into a management agreement with the Association to provide management services for the common areas of the Units and intends to enter into the Access and Use Agreement with Owners to provide Owners with certain access and use of the Wilderness Hotel & Resort recreational facilities. It is the policy of the Company that the Company's operation of the Units and the common areas and its, or any Affiliate's, relationship with the Owners or the Association, will be on terms no less favorable to the Owners or the Association than the terms pursuant to which such operations or relationships with unrelated persons or entities are or could be conducted.

             (ii) Competition by Affiliates Within Wilderness Resort. The Company, Wilderness Hotel & Resort, Inc., Wild Golf, Inc. and Wilbar, Inc. intend to cooperate with each other in providing appropriate accommodations for prospective transient hotel tenants. The Units, together with all other condominium Units built in the future will be given a fair exposure to prospective transient hotel tenants that contact the Company for reservations.

             11.3 Notices. All notices, demands and communications given pursuant to this Agreement shall be deemed sufficiently given if personally served or mailed by registered or certified mail, return receipt requested, and addressed as follows, or to such other address as a party may from time to time designate in writing:

     To the Company:                     Wilderness Development Corporation
                                         511 E. Adams Street
         Wisconsin Dells, WI 53965

     With a Copy to:                     Attorney Timothy C. Sweeney
                                         and Attorney Patrick S. Sweeney
          Sweeney & Sweeney, S.C.
       440 Science Drive, 4th Floor
             Madison, WI 53711

     To Owner:                           To Owner's address as set forth below.

Any notice given hereunder by mail shall be deemed delivered when deposited in the United States mails, postage prepaid.

             11.4 Liability of the Company; Indemnification. The Company shall not be liable to Owner for the performance of any act or for its failure to act so long as it is not guilty of fraud, gross negligence or willful misconduct in such performance or failure. The Owners of all the Units shall indemnify the Company, any employee or agent of the Company, and any Hotel Condominium Project employee or agent, against any loss or threat of loss as a result of any claim or legal proceeding relating to the performance or nonperformance of any act concerning the operation of the Rental Pools; provided, however, that with respect to the subject matter of the claim or legal proceeding, the party against whom the claim is made or legal proceeding is directed was not guilty of fraud, gross negligence or willful misconduct in such performance or nonperformance. The

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indemnification authorized by this section 11.4 shall include payment of (a)
reasonable attorney's fees or their expenses incurred in settling any claim or threatened action or incurred in any finally adjudicated legal proceeding; and
(b) the removal of any liens affecting any property of the indemnitee. All indemnification shall be made from the proceeds of the rental operation of the Units and Owner shall not be personally liable to any indemnitee.

             11.5 Owner's Acknowledgments. By the execution hereof, Owner and the Company intend to create an agency relationship between the Company, as an independent contractor, and the Owner. The parties do not intend the agency relationship hereby created to be a partnership or joint venture between themselves, and the Owner does not intend this Agreement to create a partnership or joint venture among all or any number of the Owners. If, however, this Agreement is deemed to create a partnership for income tax purposes and if the Management Fee paid by Owner to the Company pursuant to Section 3.2 hereof is not deductible by Owner for income tax purposes because such Management Fee is characterized as partnership distributions, then before any income of the partnership created by this Agreement is allocated to Owner, such income shall be first allocated to the Company to the extent of any such Management Fee paid to the Company and characterized as a partnership distribution. Owner acknowledges that the Rental Pools established pursuant to this Agreement is a speculative venture and there is no guaranty, in fact or by implication, that Owner shall receive any, or any specific, sum of money in any given period of time on account of his entry into this Agreement.

             11.6 No Transfer of Interest in Real Estate. Ownership of the Unit is and shall continue to be held by Owner and shall not result in any transfer of any ownership interest or right to the Company or any other party. The agency established pursuant to this Agreement is for the purpose of establishing a Rental Pool program for the Units and Owner has granted to the Company only the limited right to rent the Unit and pool the income derived therefrom, as described herein.

             11.7 Entire Agreement and Amendments. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. Amendments to this Agreement that (a) are of an inconsequential nature and do not affect the rights of the Owners in any material respect, or (b) are, in the opinion of counsel to the Company, necessary to prevent the Owners or the Company from being in any manner subject to adverse income tax consequences not intended by the parties in negotiating the provisions of this Agreement, may be made by the Company through use of the power of attorney granted in Section 1.1 above. Any amendment made pursuant to subsection (b) of the preceding sentence shall be deemed effective as of the date of this Agreement. Except as provided in the foregoing sentences, this Agreement may only be amended or terminated by written instrument duly authorized and executed pursuant to all requisite authorization on the part of all of the parties hereto.

             11.8 Successors and Assigns. Subject to the provisions of Section 10, all of the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the Company and Owner, their respective personal representatives, successors and assigns.



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             11.9 Captions and Pronouns. The captions and headings of the various sections of this Agreement are for convenience only and are not to be construed as modifying in any way the scope or intent of the provisions hereof. Wherever the context requires or permits, the singular shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter shall be freely interchangeable. If this Agreement shall be signed by more than one person as Owner, all obligations hereunder on the part of Owner to be observed and performed shall be joint and severable.

             11.10 Provisions Severable. The unenforceability or invalidity of any provision or provisions hereof shall not render any other provision or provisions herein contained unenforceable or invalid.

             11.11 Governing Law. This Agreement and its application shall be construed under and governed by the laws of the State of Wisconsin.

             EXECUTED as of the date first above written.

                                  THE COMPANY:

                                  WILDERNESS DEVELOPMENT CORPORATION,
                                    a Wisconsin corporation

ATTEST:

By:_________________________       By:________________________________
            Secretary                       President



                                   OWNER:

                                   ___________________________________
                                   (Signature)

                                   ___________________________________
                                   (Signature)

Unit No.  __________________________________
Purchase Price $____________________________
EIN or Social
  Security Number  _________________________
Name (Print)  ______________________________
Name (Print)  ______________________________
Street Address  ____________________________
City State, Zip Code  ______________________



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